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                                                                  Exhibit 10(k)
                                                                      [TRW LOGO]

DIRECTOR
TRANSFERABLE
NONQUALIFIED
STOCK OPTION
AGREEMENT



To:                                       Date of Grant:
   ------------------------


   ------------------------
   (Social Security Number)


There hereby is granted to you, as a Director of TRW Inc. ("TRW") , an option to purchase ______ shares of Common Stock, par value $0.625 each, of TRW ("TRW Common") at an option price of $_____ per share. This option is granted to you pursuant to the 1997 Long-Term Incentive Plan and is subject to the terms and conditions set forth below.

This option is not intended to be an incentive stock option as defined in
Section 422A of the Internal Revenue Code.


TRW INC.


By:_________________________________________
               Authorized Officer


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                              TERMS AND CONDITIONS


1. PURCHASE RIGHTS.
This option cannot be exercised before the first anniversary of the date of grant. After that you will be entitled to purchase all of the shares covered by this option.

Notwithstanding the foregoing, in the event of the termination of your service as a Director due to your death or permanent disability, or in the event of a change in control of TRW, this option will immediately become exercisable in respect of all of the shares covered by this grant. For purposes of this agreement, a change in control is defined in resolutions adopted by the Compensation and Stock Option Committee of the Directors of TRW on July 26, 1989, which, in summary, provide that a change in control is a change occurring
(a) by virtue of TRW's merger, consolidation or reorganization into or with, or transfer of assets to, another corporation or (b) by virtue of a change in the majority of the Directors of TRW during any two-year period unless the election of each new Director was approved by a two-thirds vote of the Directors in office at the beginning of such period or (c) through the acquisition of shares representing 20% or more of the voting power of TRW or (d) through any other change in control reported in any filing with the Securities and Exchange Commission; provided that no change in control is deemed to have occurred by the acquisition of shares, or any report of such acquisition, by TRW, a subsidiary of TRW or a TRW-sponsored employee benefit plan. The language of the resolutions controls over this summary language.

2. EXERCISE IN WHOLE OR PART.
To the extent this option has become exercisable, you may purchase on any date or dates all or any part of the shares which you are then entitled to purchase. However, no fractional shares may be purchased.

3. TERM OF OPTION.
To the extent this option has become exercisable in accordance with paragraph 1 above, it may be exercised by you at any time during the 10-year period beginning on the date of grant. To the extent this option remains unexercised at the end of the 10-year period, your unexercised purchase rights will terminate.

4. PAYMENT OF OPTION PRICE.
The option price shall be payable at the time of exercise. The option price shall be paid at the Office of Secretary at TRW's corporate headquarters or at any other place designated by the Secretary. The option price may be paid in cash, in full shares of TRW Common, or in a combination of both, in accordance with such procedures and subject to such further conditions as the Secretary of TRW may establish from time to time. Notwithstanding the foregoing, the Compensation and Stock Option Committee of TRW at any time may suspend or terminate your right to pay any or all of the option price in shares of TRW Common. Cash payments shall be made in United States dollars.


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Shares delivered in payment of the option price shall be valued at their fair market value on the date of exercise. For purposes of this option, "fair market value" is the mean of the high and low sales prices of a share of TRW Common on the date of exercise on the New York Stock Exchange Composite Transactions Listing as reported in the Midwest edition of The Wall Street Journal (or if there are no sales on such date, then the closing sale price on such Listing on the nearest date before the date of exercise) or such other method or procedure for determining fair market value as the Compensation and Stock Option Committee of TRW in its sole discretion may determine. For purposes of this option, the "date of exercise" is the date on which written notice, accompanied by the option price, is received by the Secretary of TRW or his designee that you have elected to exercise all or part of this option.

5. TAXES.
Upon any exercise of this option, TRW may withhold delivery of certificates for the purchased shares until you make arrangements satisfactory to TRW to pay any withholding, transfer or other taxes due as a result of such exercise. You may elect, in accordance with applicable regulations of the Compensation and Stock Option Committee of TRW, to pay a portion or all of the amount of required withholding taxes in shares of TRW Common, either by delivering to TRW previously held shares of TRW Common or by having shares of TRW Common withheld from the shares purchased hereunder.

6. SECURITIES LAWS.
This option shall not be exercisable if such exercise would violate any Federal or state securities law. TRW will use its best efforts to make such filings and initiate such proceedings as may be necessary to prevent such violations unless the Directors of TRW determine, in their sole discretion, that such filings or proceedings would result in undue expense or hardship for TRW. TRW may place appropriate legends on the certificates for the optioned shares, give stop-transfer instructions to its transfer agents or take any other action to achieve compliance with those laws in connection with any exercise of this option or your resale of the optioned shares.

7. TRANSFERABILITY.
This option is not transferable except (a) by will or the laws of descent and distribution, or (b) by gift to any member of your immediate family, to a trust for the benefit of an immediate family member, or to a partnership whose beneficiaries are members of your immediate family; provided that, there may be no consideration for any such transfer. For purposes of this agreement, "immediate family member" shall mean your spouse, children and grandchildren. Notwithstanding any transfer of this option, you will continue to be solely responsible for the taxes described in Section 5 of this agreement. Any option transferred pursuant to the terms of this Section 7 shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

8. ADJUSTMENTS.
The Compensation and Stock Option Committee of TRW may make such adjustments in the option price and in the number or kind of shares of TRW Common or other securities covered by this option as it in its sole discretion may determine are equitably required to prevent dilution or enlargement of your rights that would otherwise result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of TRW, merger, consolidation, reorganization, partial or complete liquidation or other corporate transaction or event having an effect similar to any of the foregoing.

9. MISCELLANEOUS.
This stock option is subject to all the terms and conditions of the TRW plan pursuant to which it is granted. The Compensation and Stock Option Committee of TRW has authority to interpret and construe any provision of this instrument and the TRW plan pursuant to which this stock option is granted, and any such interpretation and construction shall be binding and conclusive. Any reference in this option to the Directors of TRW includes the Executive Committee of the Directors.